Exhibit 99.1

HAWK ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION RELATED TO TENDER OFFER FOR SENIOR NOTES

Cleveland, Ohio – October 15, 2004 – Hawk Corporation (AMEX: HWK) announced today that it has successfully completed its consent solicitation in connection with its previously announced cash tender offer for any and all of its $66.3 million outstanding principal amount of 12% Senior Notes due 2006 (the “Notes”). As of the consent date, which was October 14, 2004 at 5:00 p.m., New York City time, Hawk had received valid and unrevoked consents representing $34,131,164, or approximately 51.5%, of the Notes to approve the proposed amendments to the indenture governing the Notes.

Holders who validly tendered and delivered consents prior to the consent date will qualify for the payment of total consideration consisting of the tender offer payment of $1,000 and the consent payment of $8.79 per $1,000 in principal amount of the Notes. Holders of Notes may continue to tender their Notes in the tender offer, which will expire at midnight, New York City time, on Thursday, October 28, 2004, unless extended or sooner terminated by Hawk. Holders who tender their Notes after the consent date will not receive the consent payment. To the extent that any of the Notes are not tendered pursuant to the tender offer and consent solicitation, Hawk intends to acquire such Notes through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise.

The tender offer and related consent solicitation are subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 30, 2004 and the related Consent and Letter of Transmittal. Hawk may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion.

Hawk has engaged Jefferies & Company, Inc. to act as the exclusive dealer manager in connection with the tender offer and solicitation of consents. Questions regarding the tender offer and consent solicitation or requests for documentation may be directed to Jeff Zolkin at Jefferies & Company, Inc., telephone number (504) 681-5774.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 30, 2004.

The Company
 Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 16 manufacturing, research and administrative sites in 5 countries at its continuing operations.

Forward-Looking Statements
 This press release includes forward-looking statements regarding Hawk’s tender offer and consent solicitation that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. Actual results and events may differ significantly from those projected in the forward-looking statements. Hawk cannot provide assurance that the tender offer will be completed. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Contact Information
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President – Finance
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com